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                                                                   Exhibit 99.01
For Immediate Release


Contacts:

Maureen O'Connell (media)
Exodus Communications, Inc.
408.346.2218
maureen.oconnell@exodus.net
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Jane Underwood (investors)
Exodus Communications, Inc.
408.346.2191
jane.underwood@exodus.net
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EXODUS COMMUNICATIONS SECURES $600,000,000 SENIOR SECURED CREDIT FACILITIES

Santa Clara, CA, November 1, 2000 - Exodus Communications(TM), Inc. (NASDAQ:
EXDS) today announced it has entered into agreements with a syndicate of leading financial institutions providing for up to $600 million in senior secured credit. Under the facilities, Exodus(R) will be permitted to borrow up to $225 million over the next five years on a revolving basis and up to $375 million in two tranches under senior secured term loans due in five years and seven years, respectively. The availability of the facilities will be subject to satisfaction of various conditions.

Commenting on the facilities, Marshall Case, Exodus' Chief Financial Officer, said "these facilities give Exodus access to a new, important source of capital to continue to execute our business plan. It also demonstrates the company's ability to access capital even during challenging market conditions."

Chase Securities Inc. acted as sole book manager and joint-lead arranger, Goldman Sachs Credit Partners L.P. acted as joint-lead arranger and documentation agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as syndication agent, and Morgan Stanley Senior Funding, Inc. acted as documentation agent. Chase Manhattan Bank is acting as administrative agent for the facilities.


About Exodus Communications

Exodus Communications is the leading provider of complex Internet hosting for enterprises with mission-critical Internet operations. The company offers sophisticated system and network management solutions along with professional services to provide optimal performance for customers' Web sites. Exodus manages its network
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infrastructure via a worldwide network of Internet Data Centers (IDCs) located in North America, Europe and Asia Pacific. More information on Exodus can be found at www.exodus.net.


Forward Looking Statements

This press release contains forward-looking statements. Exodus cannot give any assurance that the plans, intentions or expectations reflected in those statements will be achieved. The matters discussed in this press release involve risks and uncertainties described from time to time in Exodus' filings with the Securities and Exchange Commission. In particular, Exodus' short operating history and fluctuating operating results make its business difficult to evaluate, and the substantial indebtedness represented by existing and anticipated debt may adversely affect its cash flow. Furthermore, there is no assurance that the borrowing conditions for the credit facilities will be satisfied or that the anticipated amounts of borrowings will be available. These and other risk factors are discussed in the Company's SEC filings, including its most recent Form 10K and Form 10-Q. Exodus does not assume any obligation to update the forward-looking information contained in this press release except as required by law.


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Exodus and Exodus Communications are trademarks of Exodus Communications, Inc., and may be registered in certain and may be registered in certain jurisdictions. All other trademarks mentioned in this document are the property of their respective owners.